SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

May 2, 2015

Date of Report (Date of Earliest Event Reported)

Primco Management, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-54930	27-3696297
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2211 Elliott Ave., Suite 200
Seattle, WA	98121
(Address of principal executive offices)	(Zip Code)

(206) 455-2940

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On May 2, 2015, the Company entered into a letter of intent with Solgate, Inc. involving the creation of a wholly owned subsidiary and the acquisition of all of Solgate’s tangible and intangible assets, chattels, liabilities, intellectual property, trademarks and URL by that subsidiary.  Under this agreement, the Company will issue 80,000,000 common shares to Solgate in consideration for these assets.  The new company will operate as a wholly owned subsidiary until it receives regulatory approval, at which point it will then be spun off into a new publicly traded company.  As part of the spin-off, the Company will own 20% of the new company’s outstanding common shares after the spin-off is complete.

Once the definitive agreements have been signed, Mr. Vadim Lyubchenko, the CEO of Solgate, will join the Company’s board of directors, and will be made the CEO of the new company until the spin-off is complete.

As soon as practicable after signing the definitive agreements, the Company will file a registration statement with the SEC to register the 80,000,000 common shares issued to Solgate for resale.  In addition, the Company will use its best efforts to raise approximately $5,200,000 to further the business plan.  If the Company is not able to raise commitments for this financing within 120 days of signing the definitive agreement, then either party may cancel the transaction without any further liability to any other party.

Item 9.01 – Exhibits.

Exhibit 10.1: Letter of Intent between Primco Management, Inc. and Solgate, Inc., signed May 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Primco Management Inc.

By:	/s/ David Michery
David Michery Chief Executive Officer

Dated:  May 5, 2015